Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, WA 98104 206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
Feb. 6, 2013	Media: Kathy Budinick 1-888-467-3751

Thomas M. Lindquist Named President of Plum Creek

SEATTLE - Plum Creek Timber Company, Inc. (NYSE: PCL) today announced that Tom Lindquist, 52, executive vice president and chief operating officer, has been named president of the company. In this role, Lindquist will be responsible for the day-to-day operations and public policy activities of the company. He will continue to serve as chief operating officer.

Rick Holley, 60, Plum Creek's president and chief executive officer since 1994, will continue to serve as chief executive officer.

“During Tom's tenure at Plum Creek, he has made valuable contributions to the operational performance of each of our businesses and, more recently, to the successful implementation and expansion of our business development activities,” said Rick Holley, chief executive officer. “I look forward to continuing to work closely with him over the coming years, as his exceptional combination of expertise and leadership continues to help grow the company.”

Lindquist joined Plum Creek in 2001 after working for Trammell Crow Company where he served as executive vice president. He began his career at Plum Creek in 2001 as executive vice president overseeing the company's real estate segment and later, its timberlands and manufacturing businesses. Lindquist has served as executive vice president and chief operating officer since 2007. In this role, he led the company's business development activities including investments and ventures, federal and state policy, as well as energy and real estate.

Lindquist earned a Bachelor of Arts degree in business administration, finance and marketing from the University of Washington and a Master's degree in Business Administration from the Harvard Business School.

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Plum Creek is one of the largest landowners in the nation and the most geographically diverse, with approximately 6.4 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.